Exhibit 99.1

World Acceptance Corporation Reports Second Quarter

GREENVILLE, S.C.--(BUSINESS WIRE)--October 29, 2015--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its second fiscal quarter and six months ended September 30, 2015.

Net income for the second quarter decreased 9.8% to $19.2 million compared to $21.3 million for the same quarter of the prior year. Net income per diluted share decreased 3.4% to $2.22 in the second quarter of fiscal 2016 compared to $2.30 in the prior year quarter.

The Company did not repurchase any shares in the second quarter of fiscal 2016. However, the Company benefited from the 1.4 million shares repurchased during fiscal 2015. The prior year repurchases resulted in a reduction in the Company’s weighted average diluted shares outstanding of 8.6% when comparing the two six month periods. Excluding unvested restricted shares, there were 8.5 million shares outstanding as of September 30, 2015.

Total revenues decreased to $136.4 million for the second quarter of fiscal 2016, a 7.9% decrease over the revised $148.2 million reported for the second quarter last year. Revenues from the 1,248 offices open throughout both quarterly periods decreased by 7.2%. Interest and fee income decreased 6.2%, from a revised $132.1 million to $124.0 million in the second quarter of fiscal 2016 primarily due to a decrease in average earning loans and an unfavorable move in exchange rates. Insurance and other income decreased by 22.6% to $12.4 million in the second quarter of fiscal 2016 compared with $16.1 million in the second quarter of fiscal 2015. The decrease was related to an $860,000 decrease in insurance revenue and a $2.8 million decrease in other income compared with the second quarter of fiscal 2015. Other income was negatively impacted by a buyback of charged-off accounts sold in the fourth quarter of fiscal 2015. The buyback resulted in a $1.5 million net loss during the quarter. We do not expect to buy back any additional accounts sold during the fourth quarter of fiscal 2015 or the first quarter of 2016. We resumed the sale of charged-off accounts in September and intend to continue the monthly sales through March of 2016.

In the second quarter of fiscal 2015, the Company implemented a change to its branch level incentive plan that we believe will reduce our net charge-offs on a long-term basis. As expected, the change in the incentive plan decreased net charge-offs and increased 90 day delinquencies during the second quarter of fiscal 2015. Accounts that were 61 days or more past due increased to 5.2% on a recency basis and to 7.0% on a contractual basis at September 30, 2014, compared to 3.6% and 5.3%, respectively, at September 30, 2013. Delinquencies have leveled off since September 30, 2014. As of September 30, 2015, accounts that were 61 days or more past due were 5.0% on a recency basis and 7.0% on a contractual basis. Net charge-offs as a percentage of average net loans on an annualized basis increased from 10.1% to 13.6% when comparing the two quarterly periods. We estimate that net charge-offs as a percentage of average net loans on an annualized basis would have been 15.0% for the quarter ended September 30, 2014 without the change in incentive plan. For comparative purposes, we estimated the impact of the change by assuming our U.S. 90+ day delinquencies on a recency basis would have remained at 1.38% of gross at September 30, 2014, consistent with the June 30, 2014 ratio, if we had not made the change. Further, the annualized net charge-off rate for the current quarter is an improvement over the annualized rates experienced in the second quarters during the preceding five years. The second quarter annualized net charge-off ratios for the five years preceding September 30, 2014 averaged 15%. The provision for the quarter increased $1.4 million dollars quarter over quarter. The Company recorded an additional $5.0 million provision during the quarter to ensure that our rolling twelve month provision exceeded our rolling twelve month charge-offs in compliance with our policy.

General and administrative expenses amounted to $63.4 million in the second fiscal quarter, an 11.5% decrease over the revised $71.7 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from a revised 48.4% during the second quarter of fiscal 2015 to 46.5% during the current quarter. G&A expenses per average open office decreased by 15.4% when comparing the two fiscal quarters. General and administrative expenses were impacted in the current quarter by the release of expense previously accrued under the Group B performance based restricted stock awards. The Company no longer believes that the earnings per share target of $14.50 per share is achievable during the measurement period which ends on March 31, 2017. The release resulted in a decrease in personnel expense of approximately $2.6 million. G&A expenses also decreased approximately $1.5 million due to the reversal of long-term equity incentive accruals resulting from the planned retirement of the prior CEO during the quarter. G&A expenses were negatively impacted by a $1.3 million loss taken as a result of the sale of the corporate jet.

The Company’s second quarter effective income tax rate decreased to 31.8% compared with 38.0% in the prior year’s second quarter.

Gross loans decreased to $1.16 billion as of September 30, 2015 a 2.6% decrease from the $1.19 billion of loans outstanding as of September 30, 2014. Gross loans in the US decreased 1.5% and gross loans in Mexico decreased 13.0% in US dollars due to an unfavorable move in exchange rates. Gross loans in Mexico increased 10.1% in Mexican pesos. The shift in the mix of our loan portfolio leveled off over the past 12 months and at September 30, 2015 consisted of 60.8% small loans, 38.8% larger loans and 0.4% sales finance. This is compared to 60.0%, 39.0% and 1.0% at September 30, 2014. Additionally, the overall 2.6% decrease in loan balances resulted from a 3.6% decrease in the number of accounts outstanding offset by a 1.0% increase in average balances outstanding. The number of loans to first time and former borrowers was approximately 150,000 during the current quarter, which is up 2.3% compared to the same quarter of the prior fiscal year.

Other key return ratios for the second quarter included a 12.4% return on average assets and a return on average equity of 34.2% (both on a trailing 12-month basis).

We remain optimistic about our Mexican operations. We have approximately 146,000 accounts and approximately $96.1 million in gross loans outstanding in Mexico. While this represents a 13.0% decrease in loan balances in US dollars over the last year, Mexico’s ledger increased 10.1% in Mexican pesos over September 30, 2014. Net charge-offs as a percent of average net loans decreased from 12.9% in fiscal 2015 to 11.9% during the current fiscal year. Additionally, our 61+ day delinquencies were 7.1% and 13.6% on a recency and contractual basis, respectively, as of September 30, 2015, a change from 10.2% and 12.8%, respectively, as of September 30, 2014. Excluding intercompany charges, pretax earnings amounted to $4.0 million, a 2.6% increase over the $3.9 million in pretax earnings during the first six months of fiscal 2015.

Six-Month Results

For the first six-months of the fiscal year, net income decreased 2.3% to $42.8 million compared with $43.8 million for the six-months ended September 30, 2014. Fully diluted net income per share rose 6.9% to $4.94 in fiscal 2016 compared with $4.62 for the first six-months of fiscal 2015.

Total revenues for the first six-months of fiscal 2016 declined 7.0% to $273.6 million compared with a revised $294.1 million during the corresponding period of the previous year. Annualized net charge-offs as a percent of average net loans increased from 11.4% during the first six-months of fiscal 2015 to 12.8% for the first six-months of fiscal 2016.

Other Matters

As previously disclosed, on August 7, 2015, the Company received a letter from the CFPB’s Enforcement Office notifying the Company that, in accordance with the CFPB’s discretionary Notice and Opportunity to Respond and Advise (“NORA”) process, the staff of CFPB’s Enforcement Office is considering recommending that the CFPB take legal action against the Company (the “NORA Letter”). The NORA Letter states that the staff of the CFPB’s Enforcement Office expects to allege that the Company violated the Consumer Financial Protection Act of 2010, 12 U.S.C. §5536. The NORA Letter confirms that the Company has the opportunity to make a NORA submission, which is a written statement setting forth any reasons of law or policy why the Company believes the CFPB should not take legal action against it. The Company submitted its response to the NORA Letter on August 28, 2015. The Company understands that a NORA Letter is intended to ensure that potential subjects of enforcement actions have the opportunity to present their positions to the CFPB before an enforcement action is recommended or commenced. The Company continues to believe its historical and current business practices are lawful.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,346 offices in 15 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Second Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/11033. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” ”project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties in connection with or resulting from the previously disclosed civil investigative demand from the CFPB that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); the potential impact of limitations in the Company’s amended revolving credit facility; whether the Company can successfully implement its CEO succession and transition plans; and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2015 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Interest & fees	$123,964	132,107	246,803	262,137
Insurance & other	12,447	16,077	26,834	31,973
Total revenues	136,411	148,184	273,637	294,110
Expenses:
Provision for loan losses	37,557	36,161	63,785	67,054
General and administrative expenses
Personnel	39,445	47,458	82,664	98,099
Occupancy & equipment	12,030	10,373	22,423	20,437
Advertising	3,411	3,429	6,580	6,591
Intangible amortization	136	188	276	390
Other	8,414	10,229	19,061	19,484
	63,436	71,677	131,004	145,001
Interest expense	7,269	6,026	12,741	11,591
Total expenses	108,262	113,864	207,530	223,646
Income before taxes	28,149	34,320	66,107	70,464
Income taxes	8,963	13,047	23,288	26,635
Net income	$19,186	21,273	42,819	43,829
Diluted earnings per share	$2.22	2.30	4.94	4.62
Diluted weighted average shares outstanding	8,649	9,263	8,664	9,483

Consolidated Balance Sheets
(unaudited and in thousands)

	September 30,	March 31,	September 30,
	2015	2015	2014
ASSETS
Cash	$12,558	38,339	14,632
Gross loans receivable	1,162,836	1,110,145	1,194,040
Less: Unearned interest & fees	(318,478)	(297,402)	(321,794)
Allowance for loan losses	(80,318)	(70,438)	(81,818)
Loans receivable, net	764,040	742,305	790,428
Property and equipment, net	23,349	25,907	25,810
Deferred income taxes	38,518	37,345	36,902
Goodwill	6,121	6,121	5,967
Intangibles	3,169	3,364	3,544
Other assets	15,825	12,750	12,693
	$863,580	866,131	889,976

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	489,585	501,150	559,700
Income tax payable	1,336	18,204	7,691
Accounts payable and accrued expenses	25,820	31,209	28,978
Total liabilities	516,741	550,563	596,369
Shareholders' equity	346,839	315,568	293,607
	$863,580	866,131	889,976

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Expenses as a percent of total revenues:
Provision for loan losses	27.5%	24.4%	23.3%	22.8%
General and administrative expenses	46.5%	48.4%	47.9%	49.3%
Interest expense	5.3%	4.1%	4.7%	3.9%

Average gross loans receivable	1,160,364	1,187,531	1,142,983	1,160,611

Average net loans receivable	842,043	865,564	831,536	846,698

Loan volume	$666,534	$696,264	$1,364,775	$1,427,830

Net charge-offs as percent of average loans	13.6%	10.1%	12.8%	11.4%

Return on average assets (trailing 12 months)	12.4%	11.9%	12.4%	11.9%

Return on average equity (trailing 12 months)	34.2%	33.8%	34.2%	33.8%

Offices opened (closed) during the period, net	15	22	26	22

Offices open at end of period	1,346	1,293	1,346	1,293

CONTACT:
World Acceptance Corporation
John L. Calmes Jr., 864-298-9800
Chief Financial Officer